Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-68276) and Form S-3 (No. 333-02403) of World Fuel Services Corporation of our report dated March 31, 2005, except for the restatement described in Note 2b) to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is May 5, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 1 to Form 10-K.

/s/ PricewaterhouseCoopers LLP

Miami, Florida
May 5, 2005